EXHIBIT 99.1

Accelerate Diagnostics Announces Pricing of Public Offering of Common Stock

TUCSON, Ariz., December 9, 2015 -- Accelerate Diagnostics, Inc. (Nasdaq: AXDX) today announced the pricing of an underwritten public offering of 5,588,236 shares of its common stock at a price to the public of $17.00 per share. All of the shares are being sold by Accelerate Diagnostics. The gross proceeds to Accelerate Diagnostics from the offering, before deducting the underwriting discounts and commissions and other offering expenses, are expected to be approximately $95.0 million. The offering is expected to close on or about December 15, 2015, subject to customary closing conditions. In addition, Accelerate Diagnostics has granted the underwriters of the offering a 30-day option to purchase up to an additional 838,235 shares of its common stock at the public offering price, less the underwriting discounts and commissions.

Accelerate Diagnostics anticipates using the net proceeds from the offering for general corporate purposes.

J.P. Morgan Securities LLC is acting as lead book-running manager for the offering. Piper Jaffray & Co. is also acting as a book-running manager. William Blair & Company, L.L.C. and BTIG, LLC are acting as co-managers for the offering.

A shelf registration statement relating to the shares was filed with the Securities and Exchange Commission and became effective on December 10, 2013. The offering is being made solely by means of a prospectus. A copy of the final prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; or from Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone at (800) 747-3924, or by email at prospectus@pjc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Accelerate Diagnostics, Inc.

Accelerate Diagnostics, Inc. (Nasdaq: AXDX), is an in vitro diagnostics company dedicated to providing solutions for the global challenge of antibiotic resistant organisms. The company's investigational ID/AST platform utilizes proprietary molecular and phenotypic detection technologies which have the potential to significantly decrease the time to result while achieving high sensitivity and specificity.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to Accelerate Diagnostics’ expectations regarding the anticipated closing date and its anticipated use of net proceeds from the offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks and uncertainties related to completion of the public offering on the anticipated terms or at all, market conditions and the satisfaction of customary closing conditions related to the public offering. More information about the risks and uncertainties faced by Accelerate Diagnostics is contained in the section captioned “Risk factors” in the preliminary prospectus supplement related to the public offering filed with the Securities and Exchange Commission. Accelerate Diagnostics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT

Media Contact:

Andrew Chasteen

Marketing and Communications

520.404.0809

Investor Contact:

Jamien Jones

Blueprint Life Science Group

415.375.3340 Ext. 5

Source: Accelerate Diagnostics, Inc.